Exhibit 1.1

EXECUTION VERSION

CANOPY GROWTH CORPORATION

COMPUTERSHARE TRUST COMPANY, N.A.

as U.S. Trustee,

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Canadian Trustee

SUPPLEMENT NO. 2 TO

INDENTURE

Dated as of June 29, 2022

Supplementing the

INDENTURE

Dated as of June 20, 2018

4.25% Convertible Senior Notes due 2023

SUPPLEMENT NO. 2 TO INDENTURE (this “Second Supplemental Indenture”), dated as of June 29, 2022, among Canopy Growth Corporation, a corporation organized and existing under the Canada Business Corporations Act, as issuer (the “Company”), Computershare Trust Company, N.A. (as successor to GLAS Trust Company LLC), as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee,” and the Canadian Trustee, together with the U.S. Trustee, the “Trustees”).

WHEREAS, the Company and the Trustees have executed and delivered that certain Indenture (the “Existing Indenture”), dated as of June 20, 2018, relating to the Company’s 4.25% Convertible Senior Notes due 2023 (the “Notes”), and that certain Supplement No. 1 to Indenture (the “First Supplemental Indenture,” and the Existing Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, the “Indenture”), dated as of April 30, 2019; and

WHEREAS, the execution and delivery of this Second Supplemental Indenture is authorized by Section 10.01(e) of the Existing Indenture.

NOW, THEREFORE, each party to this Second Supplemental Indenture agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s 4.25% Convertible Senior Notes due 2023 (the “Notes”).

Capitalized terms used in this Second Supplemental Indenture without definition have the respective meanings given to them in the Existing Indenture.

Article 1. AMENDMENTS

The Company hereby irrevocably surrenders its right under the Existing Indenture to settle the conversion of any Note by Physical Settlement or Combination Settlement. For the avoidance of doubt, as a result of such surrender, (i) each conversion of any Note on or after the date of this Second Supplemental Indenture will be settled by Cash Settlement; and (ii) in no event will any Common Shares be issuable upon settlement of the conversion of any Note on or after the date of this Second Supplemental Indenture.

Article 2. MISCELLANEOUS

Section 2.01. INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THE EXISTING INDENTURE.

The provisions of Sections 12.01, 17.01, 17.02, 17.03, 17.04, 17.08, 17.09, 17.11, 17.12, 17.14, 17.15, 17.16 and 17.20 of the Existing Indenture will apply to this Second Supplemental Indenture with the same force and effect as if such Sections were reproduced in this Second Supplemental Indenture, mutatis mutandis.

Section 2.02. RECITALS; COMPANY DIRECTION.

The Recitals set forth in this Second Supplemental Indenture are set forth exclusively by the Company, and neither Trustee will have any liability or responsibility with respect to the validity or sufficiency of this Second Supplemental Indenture or for such Recitals contained herein. The Company hereby authorizes and directs each Trustee to execute and deliver this Second Supplemental Indenture.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Second Supplemental Indenture have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

CANOPY GROWTH CORPORATION

By:	“Donald Henderson”
Name: Donald Henderson
Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

By:	“Jerry Urbanek”
Name: Jerry Urbanek
Title: Trust Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	“Neil Scott”
Name: Neil Scott
Title: Corporate Trust Officer

By:	“Mohanie Shivprasad”
Name: Mohanie Shivprasad
Title: Associate Trust Officer

[Signature Page to Supplement No. 2 to Indenture]